EXHIBIT 99.2

CORPORATE OFFICE
37 North Valley Road, Building 4, P.O. Box 1764, PAOLI, PA 19301-0801

Contact: William J. Burke (610) 889-5249

DEPARTMENT OF HOMELAND SECURITY SELECTS AMETEK
TO SUPPLY PORTABLE RADIATION DETECTION SYSTEM
High-Resolution System Incorporates Best-Available Identification Technology

Paoli, PA, October 26, 2006 — The U.S. Department of Homeland Security (DHS) has awarded a contract to AMETEK (NYSE:AME) for the design, development and production of a high-resolution portable radiation detection system. The system will be used by U.S. Customs and Border Protection, public safety officials and other first responders to screen vehicles and search public facilities for potentially harmful nuclear materials.

The contract calls for a base year award of $2.4 million for research and development. As well, the contract contains option years for both research and development and production. If all option years are exercised by the government, the total value of the contract will range from approximately $5 million to $50 million over a five year period.

“AMETEK is pleased to be selected as the only high-resolution germanium supplier for this important program. We believe our system represents the best technology for quickly, accurately and reliably identifying nuclear material and determining whether or not it poses a threat,” noted AMETEK Chairman and Chief Executive Officer Frank S. Hermance.

“Our Detective® family of high-resolution radiation detection systems represents a substantial advance in system performance and significantly improves the ability to detect potentially harmful radioactive material without interfering with the normal flow of commerce.

“These systems employ a unique class of high-purity germanium-based gamma ray detectors that offer the best available combination of resolution and sensitivity for the rapid, positive identification of nuclear materials. These detectors can identify nuclear material which can be used in a nuclear weapon, an improvised nuclear device or a dirty bomb,” added Mr. Hermance.

This award from DHS follows a number of recent wins for AMETEK’s radiation detection systems. In recent months, AMETEK has been awarded contracts totaling more than $12 million by the US Departments of Defense and Energy and the UK Ministry of Defence. These include standard handheld Detective radiation identifiers, a backpack version of the Detective, and a transportable portal system.

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DEPARTMENT OF HOMELAND SECURITY SELECTS AMETEK TO SUPPLY PORTABLE RADIATION DETECTION SYSTEM

Corporate Profile

AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with annualized sales of approximately $1.8 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion, and New Products. Its objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 Index and the Russell 1000 Index.

Forward-looking Information

Statements in this news release that are not historical are considered “forward-looking statements” and are subject to change based on various factors and uncertainties that may cause actual results to differ significantly from expectations. Those factors are contained in AMETEK’s Securities and Exchange Commission filings.

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